consent of imperial capital, llc

We hereby consent to: (i) the inclusion of our opinion letter, dated October 23, 2017, to the Board of Directors of Lazy Days’ R.V. Center, Inc. (“Lazdays”) as Annex F to the proxy statement/prospectus/information statement that forms part of the Registration Statement on Form S-4 of Andina II Holdco Corp. (the “Registration Statement”) filed on February 7, 2018; and (ii) the references made to our firm and such opinion in such Registration Statement under the caption “The Merger Proposals – Recommendation of Lazydays’ Board of Directors and Opinion of the Financial Advisor to the Lazydays’ Board of Directors”. Notwithstanding the foregoing, in giving such consent, we do not thereby admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Imperial Capital, LLC
IMPERIAL CAPITAL, LLC

Los Angeles, California

February 13, 2018